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EXHIBIT 21.1

SUBSIDIARIES OF VERTEX PHARMACEUTICALS INCORPORATED

  Vertex Pharmaceuticals (San Diego) LLC, a Delaware limited liability company

  VSD Sub I LLC, a Delaware limited liability company(1)

  VSD Sub II LLC, a Delaware limited liability company(2)

  Vertex Securities Corporation, a Massachusetts corporation

  Vertex Pharmaceuticals (Cayman) Limited, a Cayman Islands company

  Vertex Holdings, Inc., a Delaware corporation

  Vertex Securities Trust, a Massachusetts business trust(3)

  Vertex Pharmaceuticals (Europe) Ltd., a United Kingdom limited liability company(4)

  (1)
  a subsidiary of Vertex Pharmaceuticals (San Diego) LLC

  (2)
  a subsidiary of VSD Sub I LLC

  (3)
  a subsidiary of Vertex Holdings, Inc.

  (4)
  jointly held by Vertex Securities Trust and Vertex Holdings, Inc.

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  EXHIBIT 21.1